EXHIBIT 99.1

Location Based Technologies Launches New Laptop Locating Solution during its Annual Shareholder’s Meeting.

On May 22, 2009, in Anaheim, CA, Location Based Technologies, Inc. (LBAS.ob) held its Annual Shareholder’s meeting on Friday, May 22nd, 2009 at its headquarters in Anaheim, CA.  During the course of the meeting its new PocketFinder Laptop product was announced along with the first sale of the application.

PocketFinder Laptop allows laptop owners to download software that turns their laptop into a personal location device with many of the same features and functionality of a PocketFinder® device. When a laptop is connected to the internet via a Wi-Fi or cable connection it can be located remotely. The software can be downloaded directly from www.pocketfinder.com for a one-time fee of $9.95.

The company re-stated that they have started shipping working PocketFinder® and/or PetFinder® units to strategic channel partners in the international market.  These devices are personal location devices designed to optimize the lives of parents, guardians and pet owners.  In our ever-mobile society, it helps to know where loved ones are and how we can best coordinate our interactions.  This is especially true in the case of families with dual earners, in single parent homes, and for owners of adventurous pets.  As stated in previous filings, the Company will look to raise additional capital for manufacturing and market entry expenses.

The company also demonstrated its newly developed User Interface designed for the trucking and freight monitoring industry.  This opportunity represents a great way to leverage a vast vertical market by applying the company’s cutting edge PocketFinder Network™ with its smartphone and hardware applications to enhance the way commerce is moved, contain costs, and facilitate the delivery of goods to stores throughout the U.S. Cheaper, Better, Faster!

LoadRack.com™ (LRT) is positioning to be the premier provider of truck and load matching, with an industry first real-time asset tracking application.  Their advanced application allows shippers, carriers, and truck brokers to optimize resources and coordination by procuring available trucks and loads, while ensuring load integrity across the supply chain.  Accessed via Internet, cell phone, or landline, the system allows users to determine load location and status, designate safe and unsafe zones and lanes, monitor load temperatures, facilitate route changes, and effectively manage equipment problems and delays.  The Company assisted LRT in building a dynamic, real time, internet-based system that will increase the efficiency of moving produce and refrigerated items; ensure the safety of fresh and frozen foods during transport; and will increase on time deliveries of foods and perishable products.

LBAS’ associated vehicle/asset tracking application uses similar advanced technology to help businesses optimize their mobile resources (vehicles, equipment, sales forces, etc.) by providing location information that enables enhanced coordination and leveraging of assets. The smallest known single-board GSM/GPS device can also be accessed via the Internet, cell phone or landline to show its location in real time. In addition, the devices include several advanced features, such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a device leaves or enters a specified area where a partial load is waiting for pickup or to coordinate delivery by rerouting around traffic problems.

The serving directors of the Board were re-elected for another year with 58% of the outstanding shares voted.  Also ratified was the selection of Comiskey & Company, P.C., as the Company’s independent registered auditors.

Our corporate website, www.locationbasedtech.com  provides a description of our corporate business, access to corporate investor relations information, and our contact information. Our service website www.PocketFinder.com also provides prospective customers with relevant information about our products, ordering capability, and frequently asked questions.  We believe our PocketFinder® products will be well received as they are brought to the marketplace.

Investors are cautioned not to rely on any information about our company which is not found in reports filed with the Securities and Exchange Commission.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the way businesses and families interact globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

Company & Press Contact Information                 Investor Relations Contact Information
Dave Morse                                                                Glenn Busch
Tel: (888) 600-1044                                                     Tel: (714) 310-8641

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